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                                                                  EXHIBIT (h)(i)

                                   [FORM OF]
                    ADDENDUM TO FUND PARTICIPATION AGREEMENT

     This ADDENDUM, is dated as of May 30, 2001, between [NAME] LIFE INSURANCE COMPANY (the "Life Company"), a life insurance company organized under the laws of the State of [NAME], on behalf of itself and on behalf of [NAME] SEPARATE ACCOUNT (the "Account"), a separate account of [NAME] existing pursuant to the laws of the State of [NAME] and SUNAMERICA SERIES TRUST ("Fund"), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated ____________, as amended from time to time, which is composed of the separate investment portfolio(s) of the Fund listed on Schedule A attached hereto (the "Portfolio(s)").

     WHEREAS, the Fund and the Life Company have entered into a Fund Participation Agreement dated [DATE], as amended from time to time (the "SunAmerica Series Trust Fund Participation Agreement"); and

     WHEREAS, the Fund has agreed to pay the Life Company a service fee to reimburse the Life Company for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class B shares of the Fund; and

     WHEREAS, the Fund has adopted a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Act") with respect to its Class B shares (the "12b-1 Plan") that provides for a service fee that will be used to reimburse the expenditures referenced in the preceding paragraph;

     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Life Company (on behalf of itself and the Account) and the Fund hereby agree as follows:

     1. The Fund agrees to pay the Life Company a service fee at the end of each month at an annual rate of 15 basis points (.15%) of the average daily net assets attributable to Class B shares of the Fund issued to the Life Company. The parties to this Agreement recognize and agree that the purpose of such service fee is to compensate the Life Companies for costs associated with the servicing of the Class B shares of the Fund, including, but not limited to, the cost of reimbursing the Life Companies for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class B shares of the Fund. The parties to this Agreement further recognize and agree that such services are not intended to relate to the sale, promotion or marketing of the Class B shares of the Fund. Nothing herein shall prohibit the Life Company from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.

     2. The Life Company agrees to furnish the Fund, at least quarterly, written reports

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for presentation to the Board as to amounts expended to financial intermediaries for services to contract holders who are indirect beneficial owners of Class B shares of the Fund and the purposes for which such expenditures were made.

     3. This Addendum shall continue in full force and effect for two years from the date hereof, and shall continue in full force and effect from year to year thereafter if such continuance is approved by the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of SunAmerica Series Trust (the "Disinterested Trustees") as defined in Act, who have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to it (the "12b-1 Trustees"), in the manner required by the Act.

     4. This Addendum, including any payments made pursuant thereto, shall terminate automatically in the event of its assignment. This Addendum, including any payments made pursuant thereto, shall terminate with respect to a
Portfolio:

(a) at any time, without payment of any penalty, by vote of either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class B shares of such Portfolio, on not more than 60 days' written notice; or

(b) at any time, without payment of any penalty, upon a vote terminating the Rule 12b-1 Plan with respect to such Portfolio by either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class B shares of such Portfolio, on not more than 60 days' written notice.

               The termination of the Addendum with respect to any Portfolio shall not affect the continued effectiveness of the SunAmerica Series Trust Fund Participation Agreement, or the continued effectiveness of this Addendum with respect to any other Portfolio otherwise subject thereto.

     5. This Addendum shall not be amended to increase materially the amount of the service fee paid to the Life Company pursuant hereto without shareholder approval, and all material amendments to this Addendum shall be approved by vote of the Board, including a majority of the 12b-1 Trustees.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              [NAME] LIFE INSURANCE COMPANY


                              By:
                                  ----------------------------------------------
                                  Name:
                                  Title:


                              [NAME] SEPARATE ACCOUNT


                              BY: [NAME] LIFE INSURANCE COMPANY


                              By:
                                  ----------------------------------------------
                                  Name:
                                  Title:


                              SUNAMERICA SERIES TRUST


                              By:
                                  ----------------------------------------------
                                   Robert M. Zakem
                                   Vice President and Assistant Secretary




Acknowledged and Agreed:

SUNAMERICA CAPITAL SERVICES, INC.


By:
   ------------------------------------       Dated: May 30, 2001
   Robert M. Zakem
   Executive Vice President





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                                   SCHEDULE A


PORTFOLIO(S)
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Cash Management Portfolio
Corporate Bond Portfolio
Global Bond Portfolio
High-Yield Bond Portfolio
Worldwide High Income Portfolio
SunAmerica Balanced Portfolio
MFS Total Return Portfolio
Asset Allocation Portfolio
Telecom Utility Portfolio
Equity Index Portfolio
Equity Income Portfolio
Growth-Income Portfolio
Federal Value Portfolio
Davis Venture Value Portfolio
"Dogs" of Wall Street Portfolio
Alliance Growth Portfolio
Goldman Sachs Research Portfolio
MFS Growth and Income Portfolio
Putnam Growth Portfolio
Blue Chip Growth Portfolio
Real Estate Portfolio
Small Company Value Portfolio
MFS Mid-Cap Growth Portfolio
Aggressive Growth Portfolio
Growth Opportunities Portfolio
Marsico Growth Portfolio
International Growth and Income Portfolio
Global Equities Portfolio
International Diversified Equities Portfolio
Emerging Markets Portfolio
Technology Portfolio


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